                                                                   EXHIBIT 99.11

CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 4 to Registration Statement No. 33-55441 of Prudential Diversified Bond, Inc. of our report dated February 12, 1997, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.



/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
March 20, 1997